Exhibit 99.1

CANTEL MEDICAL CORP.

150 Clove Road

Little Falls, New Jersey 07424

FOR IMMEDIATE RELEASE

Contact:	Andrew A. Krakauer	Richard E. Moyer
	President and CEO	Cameron Associates, Inc.
	Cantel Medical Corp.	richard@cameronassoc.com
	Phone: (973) 890-7220	Phone: (212) 554-5466

CANTEL MEDICAL REPORTS EPS OF $0.35 vs. $0.18

ON 15% SALES INCREASE FOR FOURTH QUARTER

AND EPS OF $1.15 vs. $0.79 ON 20% SALES INCREASE

FOR THE YEAR ENDED JULY 31, 2012

EPS INCLUSIVE OF $0.04 FAVORABLE TAX BENEFIT RELATED TO CLOSING JAPAN SUBSIDIARY IN FOURTH QUARTER

LITTLE FALLS, New Jersey (October 11, 2012) ... CANTEL MEDICAL CORP. (NYSE:CMN) reported record net income of $9,649,000, or $0.35 per diluted share, on a 15% increase in sales to a record $98,693,000 for the fourth quarter ended July 31, 2012, inclusive of a $0.04 favorable tax benefit related to the closing of our Japan subsidiary.  This compares with net income of $4,682,000, or $0.18 per diluted share, on sales of $86,018,000 for the fourth quarter ended July 31, 2011, inclusive of approximately $0.02 of expenses related to acquisitions.

For the fiscal year ended July 31, 2012, the Company reported net income of $31,337,000, or $1.15 per diluted share, on a 20% increase in sales to $386,490,000, inclusive of a $0.04 favorable tax benefit related to the closing of our Japan subsidiary and a $0.02 charge related to the impairment of an investment. This compares with net income of $20,425,000, or $0.79 per diluted share, on sales of $321,651,000 for the fiscal year ended July 31, 2011, inclusive of approximately $0.03 of acquisition related expenses.

Andrew Krakauer, Cantel’s President and CEO, stated, “We are pleased to have delivered record sales and earnings this quarter.  We continued to achieve good financial performance growth in our three major business segments — Endoscopy, Water Purification and Filtration, and Healthcare Disposables. All three business units have greatly benefitted from further investments in new product development, sales and marketing programs and the full integration of recent acquisitions for this quarter and for the full year. Most importantly this quarter, gross margins increased by over 6 percentage points to 43.3%, driven by the effective integration of acquisitions, greater sales of higher margin products and improved operating efficiencies.”

Krakauer added, “Our Medivators Endoscopy business continued its excellent performance this fiscal year as sales increased 35% for the quarter and 50% for the full year, led by sales of our newly acquired Byrne Medical business. Core operating profit in this segment more than doubled for the quarter and the full year. Byrne products showed core growth of over 25% for the year. Not only has this acquisition significantly enhanced revenue growth, overall margins and earnings this fiscal year, but it provides great momentum for future growth, as we expand our sales and marketing of these products worldwide in fiscal year 2013 under the Medivators brand.  We are also in the process of launching a number of important new products in this segment. Further, we were pleased that on September 27, 2012, we received FDA 510(k) clearance of our newest reprocessing high level disinfectant chemistry, Rapicide® OPA-28.

Cantel’s two other largest business segments also performed well. In our Water Purification and Filtration segment, sales were 9% higher for the quarter and 12% for the year. More importantly, with the effective integration of the Gambro Water acquisition, shipments of higher margin products and a general focus on margin improvements, operating profit increased in this segment by over 40% in the quarter and 50% for the year. In our Healthcare Disposables unit, operating profit for the quarter and year increased by 26% and 30%, respectively, due to gross margin improvements, as sales increased by 1% and 9%, respectively.

I am optimistic about Cantel’s prospects to expand sales and increase profits in fiscal year 2013. We expect to benefit from leveraging our significant sales and marketing investments, continued progress with new products, and from past and future acquisitions.”

The Company further reported that its balance sheet at July 31, 2012 included current assets of $133,892,000, including cash of $30,186,000, a current ratio of 2.43:1, gross debt of $90,000,000 and stockholders’ equity of $275,936,000.  Krakauer stated, “The Company has a strong balance sheet and continues to generate significant cash flow and EBITDAS. When compared with the same quarter last year, our EBITDAS grew by 74% to $19,191,000. Our net debt position improved this quarter by over $15 million to $59,814,000. For the full fiscal year 2012, we have reduced net debt by almost $44 million.”

Cantel Medical Corp. (NYSE:CMN) is a leading provider of infection prevention and control products in the healthcare market. Our products include water purification equipment, sterilants, disinfectants and cleaners, specialized medical device reprocessing systems for endoscopy and renal dialysis, disposable infection control products primarily for dental and GI endoscopy markets, dialysate concentrates and other dialysis supplies, hollow fiber membrane filtration and separation products for medical and non-medical applications, and specialty packaging for infectious and biological specimens. We also provide technical maintenance for our products and offer compliance training services for the transport of infectious and biological specimens.

The Company will hold a conference call to discuss the results for the fourth quarter ended July 31, 2012 on Thursday, October 11, 2012 at 11:00 AM Eastern time. To participate in

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the conference call, dial (877) 407-8033 approximately 5 to 10 minutes before the beginning of the call. If you are unable to participate, a digital replay of the call will be available from Thursday, October 11, 2012 at 2:00 PM through midnight on December 11, 2012 by dialing (877) 660-6853 and using conference ID # 401299.

The call will be simultaneously broadcast live over the Internet on vcall.com at http://www.investorcalendar.com/IC/CEPage.asp?ID=169863.  A replay of the webcast will be available on Vcall for 90 days.

For further information, visit the Cantel website at www.cantelmedical.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including, without limitation, the risks detailed in Cantel’s filings and reports with the Securities and Exchange Commission. Such forward-looking statements are only predictions, and actual events or results may differ materially from those projected or anticipated.

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CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2012	2011	2012	2011

Net sales	$98,693	$86,018	$386,490	$321,651

Cost of sales	55,916	54,121	222,323	198,868

Gross profit	42,777	31,897	164,167	122,783

Expenses:
Selling	14,733	12,216	55,166	44,144
General and administrative	11,041	10,792	47,623	40,655
Research and development	2,594	1,869	9,254	6,648
Total operating expenses	28,368	24,877	112,043	91,447

Income before interest, other expense and income taxes	14,409	7,020	52,124	31,336

Interest expense	804	262	3,732	960
Interest income	(15)	(24)	(82)	(86)
Other expense	—	—	605	—

Income before income taxes	13,620	6,782	47,869	30,462

Income taxes	3,971	2,100	16,532	10,037

Net income	$9,649	$4,682	$31,337	$20,425

Earnings per common share - diluted	$0.35	$0.18	$1.15	$0.79

Dividends per common share	$0.05	$0.04	$0.09	$0.08

Weighted average shares - diluted	27,304	26,177	27,185	25,986

CANTEL MEDICAL CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	July 31,	July 31,
	2012	2011
Assets
Current assets	$133,892	$111,324
Property and equipment, net	43,022	34,459
Intangible assets, net	71,311	39,191
Goodwill	183,655	134,770
Other assets	2,932	1,699
	$434,812	$321,443

Liabilities and stockholders’ equity
Current portion of long-term debt	$10,000	$—
Other current liabilities	45,141	43,411
Long-term debt	80,000	24,000
Other long-term liabilities	23,735	19,717
Stockholders’ equity	275,936	234,315
	$434,812	$321,443

SUPPLEMENTARY INFORMATION

Reconciliation of Earnings Before Interest, Taxes, Depreciation, Amortization and Stock-Based Compensation Expense (“EBITDAS”)

The reconciliation of EBITDAS with net income for the three and twelve months ended July 31, 2012 and 2011, respectively, is as follows (in thousands):

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2012	2011	2012	2011

Net income	$9,649	$4,682	$31,337	$20,425

Income taxes	3,971	2,100	16,532	10,037
Interest expense	804	262	3,732	960
Interest income	(15)	(24)	(82)	(86)
Other expense	—	—	605	—
Depreciation	1,672	1,720	6,801	6,759
Amortization	2,278	1,497	9,124	5,687
Loss on disposal of fixed assets	11	18	105	10

EBITDA	18,370	10,255	68,154	43,792

Stock-based compensation expense	821	797	3,840	3,350

EBITDAS	$19,191	$11,052	$71,994	$47,142

EBITDAS is a measure of the Company’s performance that is not required by, or presented in accordance with, Generally Accepted Accounting Principles (“GAAP”). EBITDAS is a non-GAAP financial measure defined by the Company as income before interest, taxes, depreciation, amortization and stock-based compensation expense. The Company believes EBITDAS is an important valuation measurement for management and investors given the increasing effect that non-cash charges, such as stock-based compensation, amortization related to acquisitions and depreciation of capital equipment, has on the Company’s net income. In particular, acquisitions have historically resulted in significant increases in amortization of intangible assets that reduced the Company’s net income. Additionally, the Company regards EBITDAS as a useful measure of operating performance and cash flow before the effect of interest expense and complements operating income, net income and other GAAP financial performance measures. Generally, a non-GAAP financial measure is a numerical measure of a Company’s performance, financial position or cash flow that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. This measure, however, should be considered in addition to, and not as a substitute or superior to, net income, cash flows, or other measures of financial performance prepared in accordance with GAAP.